Exhibit 10.10

Executive Bonus Plan for Fiscal Year 20___

1stdibs.com, Inc. (“1stdibs”) has adopted this 1stdibs Executive Bonus Plan (the “Plan”) effective as of January 1, 20__ for the 20__ fiscal year. The purpose of the Plan is to establish an incentive plan for the benefit of the members of the 1stdibs executive team and/or vice presidents who are selected by 1stdibs in its discretion as eligible to participate in the Plan (the “Executives”).

**Please be advised that the Plan supersedes any prior agreement(s) made between the Executive and 1stdibs.**

If an individual is selected to participate in the Plan, the Executive’s details will be documented in a written letter agreement (the “Letter Agreement”) substantially in the form attached to the Plan, which must be signed by the Executive on or before _____, 20__ as a condition to participation in the Plan.

Definitions

•	Board is the Board of Directors of 1stdibs.

•

Bonus Pool is the percentage of individual Executive bonuses that get funded through the achievement of [TARGET(S)] during the Reporting Period as determined by the Board in its sole discretion. The calculation of the Bonus Pool is described in Schedule 1 hereto. For example, if the Bonus Pool is funded 90%, then an Executive will receive 90% of his/her Target Bonus amount.

•	Fully Funded Range, determined by the CEO and CFO in their sole discretion, is the range in which the Bonus Pool is funded at 100%. The Fully Funded Range is set forth on Schedule 1 of the Plan.

•	Payout Ratio is the multiplier that determines the % increase or decrease of the Bonus Pool, outside of the Fully Funded Range.

•	Reporting Period is the calendar year, from January 1 through December 31, during which the [TARGET(S)] are in effect, and the [TARGET(S)] must be earned.

•

Target means the performance targets for [SELECT TARGET(S) FROM LIST BELOW], as the case may be to determine funding of the Bonus Pool, as approved by the Board in its sole discretion, that 1stdibs aspires to achieve during the Reporting Period.

•	[Cash flow

•	Earnings per share

•	Earnings before interest, taxes and amortization

•	Adjusted earnings before interest, taxes and amortization

•	Adjusted earnings before interest, taxes and amortization

•	Gross merchandise value

•	Gross merchandise value growth

•	Return on equity

•	Total stockholder return

•	Share price performance

•	Return on capital

•	Return on assets or net assets

•	Revenue

•	Income or net income

•	Operating income or net operating income

•	Operating profit or net operating profit

•	Operating margin or profit margin

•	Return on operating revenue

•	Return on invested capital

•	Market segment shares

•	Costs

•	Expenses

•	Initiation or completion of development programs

•	Other milestones with respect to development programs

•	Implementation or completion of critical projects

•	Commercial milestones

•	Other milestones with respect to the growth of 1stdibs’ business or the development or commercialization of any product or service]

•

Target Bonus amounts for individual Executives are determined by the CEO, in his/her sole discretion. These amounts may change from year-to-year, and will be prorated for a change during the year based on the effective date of the change. The Target Bonus for an Executive will be set forth in the Executive’s individual Letter Agreement.

Calculations and Reporting

The Bonus Pool is funded based on the achievement of [TARGET(S)].

Calculations for the Reporting Period occurs annually, after the annual close of the fiscal year and within the first two months of the following fiscal year. Calculations are performed by the CFO in the CFO’s sole discretion. 1stdibs may, but is not required to, provide performance achievement forecasts (non-binding) throughout the fiscal year.

Payments

To the extent an Executive has been determined to be eligible to receive payment of a Target Bonus, 1stdibs agrees to provide payment per the following process:

•	Bonus payments are made in the last payroll to occur on or before March 15th of the year following the Reporting Period.

•	Payments will be considered final and binding once paid. Any questions or disagreements with the bonus calculation should be submitted in writing to the CFO within 30 days of the date of the payment.

Other Conditions

Termination of Employment/Hiring:

Eligibility to participate in the Plan ends upon the Executive’s termination of employment with 1stdibs for any reason.

•	The Executive must remain employed through the date of payout in order to be eligible for the Target Bonus.

•	In the event Executive terminates employment for any reason prior to the payment date, Executive will not be eligible to receive payment of any Target Bonus and will forfeit any rights under the Plan.

•	If an Executive is hired during the Reporting Period, the Target Bonus amount is prorated. A minimum of three months of service is required to be eligible for any Target Bonus amount.

Administration:

•

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”) of 1stdibs or such other individual(s) as may be appointed by the Board. The members of the Committee will have the exclusive discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the eligibility to participate under the terms of the Plan, the entitlement to benefits, and the amounts to be paid under the Plan. Any action taken or decision made by the members of the Committee arising out, or in connection with, the construction, administration, interpretation or effect of the Plan or of any rules and regulations adopted in connection with the Plan will be final, conclusive and binding, upon all Executives and all persons claiming under or through an Executive. In the event a Committee has not been appointed, all references to the Committee will mean the Board.

General:

•

The Board will have full power to amend, modify, rescind or terminate the Plan or any bonus granted thereunder at any time. 1stdibs also has the authority in its sole discretion to modify or cancel outstanding bonus award payments. 1stdibs may adjust performance goals based on unforeseen or extraordinary circumstances, including corporate transactions.

•

Any bonus payment under the Plan is special incentive compensation and will not be taken into account as “wages” or “salary” in determining the amount of any payment or deferral under any pension, retirement, deferred profit sharing plan or deferred compensation plan or other employee benefit plan of 1stdibs.

•	The laws of the State of New York will determine and govern the validity and construction of the Plan in all respects without regard to conflict of laws principles.

•

In case any of the provisions of the Plan are held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability will not affect any other provision of the Plan, the Plan will be construed as if such invalid, illegal or unenforceable provision were not contained in the Plan.

•

1stdibs will have the right to deduct from the payment of any amount pursuant to the Plan any federal, state or local taxes required by law to be withheld. The Plan is intended to be exempt, or if not so exempt, comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and the Plan will be interpreted, operated and administered accordingly. 1stdibs, however, does not guarantee the tax treatment of any payments under the Plan, including without limitation pursuant to Section 409A, the Code, federal, state or local law.

•

In no event will any of the Executives disclose, or authorize others to disclose, the terms or details of the Plan, or any other agreement contemplated by, or relating in any way to, the Plan, except to advisors of any Executive and as required by applicable law.

Schedule 1 – Executive Bonus Plan for Fiscal Year 20__

The [TARGET(S)] and Fully Funded Range for the Reporting Period of January 1 through December 31, 20__ is as follows:

•	[TARGET(S)]

See below for the Target Bonus payout schedule:

Funding Range	<___%	___%-___%	>___%-___% Fully Funded Range	>___%-___%	___%+
[TARGET(S)]
[TARGET(S)] Determines Bonus Pool

Approved:

1stdibs.com, Inc.

Printed Name and Title

Dear [NAME]

[ADDRESS/EMAIL]

We are pleased to present you with a discretionary bonus opportunity (your “Target Bonus”) under the 1stdibs Executive Bonus Plan (the “Plan”) for fiscal year 20__. This letter sets forth certain of the terms and conditions of your Target Bonus under the Plan. The operation of the Plan, including the determination of any bonus thereunder, is governed by and subject to the terms of the Plan document, a copy of which is attached for your reference. The Plan document includes definitions of certain capitalized terms used in this Letter Agreement. In the event of any conflict between this Letter Agreement and the Plan, the terms of the Plan govern. If you have any questions regarding the Plan, please direct your questions to [NAME/CONTACT INFORMATION].

For the 20__ fiscal year, your Target Bonus will be [$______].

If the performance targets set forth in the Plan are met for the 20__ fiscal year, a Bonus Pool will be funded at a certain percentage. Your Target Bonus will be calculated based on that percentage. For example, if the Bonus Pool is funded at 90%, you will be eligible to be paid your Target Bonus at 90%. If any Target Bonus amount is payable, it will be paid in a lump sum in the first calendar quarter of 20__, but no later than March 15, 20__.

You must be employed, and have not given or received notice of termination, as of the date any Target Bonus amount is paid. The Board or Committee thereof will determine whether the performance targets and goals have been met and approve payment of any Target Bonus amount. Bonuses are not guaranteed and are awarded and payable only at the discretion of 1stdibs. The Board has the authority in its sole discretion to modify or cancel any Target Bonus payments. 1stdibs further may adjust performance goals at any time based on unforeseen or extraordinary circumstances, including corporate transactions.

You agree that you will not, directly or indirectly, sell, transfer, assign, pledge, dispose of, grant a security interest in, mortgage, or otherwise encumber all or any portion of any Target Bonus under the Plan. You further agree that your employment with 1stdibs remains “at will” and nothing in this Letter Agreement or the Plan document obligates or entitles you to remain employed by 1stdibs for any period of time. Furthermore, 1stdibs has the right at any time or from time to time in its discretion to amend, modify or terminate the Target Bonus and the Plan.

Acknowledged and Agreed:

Employee Signature

Date